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                                                           EXHIBIT 99.2



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 14F-1

                             INFORMATION STATEMENT

                          Pursuant to Section 14(f) of
                      the Securities Exchange Act of 1934
                           and Rule 14f-1 thereunder

                          ZERON ACQUISITIONS II, INC.
                          ---------------------------

             (Exact name of registrant as specified in its charter)

                                     NEVADA
                                     ------

                 (State or other jurisdiction of incorporation)

            33-51194-NY                                13-3666344
            -----------                                ----------

     (Commission File Number)            (IRS Employer Identification No.)

           370 Lexington Avenue, Suite 1808, New York, New York 10017
           ----------------------------------------------------------
           (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code  (212) 687-4230
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               INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF
         THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER

      This Information Statement is being furnished pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder, in connection with a change in the majority of the members of the Board of Directors of Zeron Acquisitions II, Inc. (the "Company") which will come about as a result of the closing (the "Closing") of the Stock Purchase Agreement (the "Agreement") between on the one hand, Gerold Tebbe; and Overton Holdings Limited, a corporation formed under the laws of the Turks and Caicos Islands, British West Indies ("OHL"); and, on the other hand, Gary Takata; Shigeru Masuda; and the Company (Mr. Takata and Mr. Masuda shall be referred to herein as the "Controlling Zeron Stockholders"). The Agreement provides, among other things, that the entire Board of Directors of the Company will resign and will be replaced by Gerold Tebbe.

      NO ACTION IS REQUIRED BY THE SHAREHOLDERS OF THE COMPANY IN CONNECTION WITH THE RESIGNATION OF THE CURRENT DIRECTORS AND THE ELECTION OF MR. TEBBE AS THE SOLE DIRECTOR OF THE BOARD. However, Section 14(f) of the Act requires the mailing to the Company's shareholders of the information set forth in this Information Statement at least ten (10) days prior to a change in the majority of the Directors of the Company. The Company therefore intends for this Information Statement to serve as notice to its shareholders that the Company intends to proceed with a Closing of the Agreement after ten days have elapsed from the time this Information Statement is mailed to its shareholders and the Company notifies the Securities and Exchange Commission of the change in control by filing a Current Report on Form 8-K incorporating this Information Statement.

                          The Stock Purchase Agreement

      On August 1, 1997, a Letter of Intent was entered into, which provides for OHL to acquire, upon satisfaction of the conditions for Closing, 4,183,125 shares of newly-issued and non-registered Common Stock, $.001 par value, of the Company in exchange for $4,000,000 cash and the agreement to sell to the Company by Mr. Tebbe or persons controlled by Mr. Tebbe certain patents and patent applications for nominal cash consideration and contingent royalty payments. Mr. Tebbe is the sole beneficial shareholder of OHL. Unicorn Management Limited is the sole director of OHL, as the director representative of Mr. Tebbe, and Unicorn Secretaries Limited is the sole officer of OHL, as the officer representative of Mr. Tebbe.


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      Pursuant to the Agreement, the Company will accept the resignation of all of the current members of the Board of Directors, as of Closing, consisting of Gary Takata and Shigeru Masuda, and the appointment of Gerold Tebbe, to serve on the Company's Board of Directors. Upon Mr. Tebbe's assumption of the office, he will be the sole director of the Company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

General

      The outstanding voting securities of the Company as of September 25, 1997 consisted of 278,750 shares of Common Stock. Each share of Common Stock is entitled to one vote in the election of directors and in all other matters requiring a shareholder vote.

Security Ownership of Certain Beneficial Owners

      The following table sets forth the information as to beneficial ownership of shares of the Company's Common Stock by each person known to the Company to own 5% or more of the shares of the Company's Common Stock as of September 25, 1997 based upon the shares of Common Stock outstanding on such date plus shares deemed outstanding pursuant to Securities and Exchange Commission Rule 13d-3(d)(1).

Name and Address                 Amount & Nature of                 Percent
of Beneficial Owner              Beneficial Ownership               of Class
-------------------              --------------------               --------

Shigeru Masuda                        80,000                         28.70%
117 East 57th Street
New York, New York 10022

Louise Jones Takata                   74,000                         26.55%
370 Lexington Avenue, #1808
New York, New York 10017

Security Ownership of Management

      The following table sets forth the information as to beneficial ownership of shares of the Company's Common Stock by (i) each person who has been designated to become a director of the Company upon the Closing of the Agreement, (ii) each named executive, and (iii) all such persons as of September 25, 1997, based upon shares of Common Stock outstanding on such date plus shares deemed outstanding pursuant to Securities and Exchange Commission Rule 13d-3(d)
(1). The following table assumes the


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issuance of 4,183,125 shares to OHL, and 85,000 shares to a finder upon the
Closing of the Agreement.

Name and Position                Amount & Nature of                 Percent
of Beneficial Owner              Beneficial Ownership               of Class
-------------------              --------------------               --------

Overton Holdings Limited               4,183,125                      92%
Le Columbia Palace
11, avenue Princesse Grace
Monte Carlo
MC-98000, Monaco

Change of Control

      Upon the Closing, the Company will accept the resignations of the Board of Directors consisting of Gary Takata and Shigeru Masuda, and Gerold Tebbe will be appointed to serve on the Company's Board of Directors effective immediately upon Closing.

Put Option

      All the holders of the Company's Common Stock as of immediately prior to Closing shall have the right to cause the purchase at $3 per share, which price shall be adjusted to give effect to stock splits, stock dividends, recapitalizations, capital distributions, and similar events, of some or all of their Common Stock (the "Put") for the six-month period following the Measuring Period (defined below), if the Company's Common Stock does not have a daily average closing bid price of $3 per share for 20 consecutive trading days during the six month period following the Closing (the "Measuring Period"). Certain changes in the ownership of the Company's Common Stock on the date of the Closing will void the Put as to that Common Stock so transferred. The sum of $836,250 will be deposited in escrow by Gerold Tebbe as a fund to support exercise of the Put. The Put will fail to become effective, or will terminate, as applicable, upon the earlier to occur of (i) the Company's Common Stock having a daily average closing bid price of $3 per share for 20 consecutive trading days, or (ii) the one year anniversary of the Closing.

Call Option

      All of the shares of the Company's Common Stock issued and outstanding just prior to the Closing held or controlled by Mr. Gary Takata and Mr. Shigeru Masuda, or their respective affiliates, shall be subject to a call option (the "Call"), whereby the Company will have the right, for a period of one year following the Closing, to purchase such shares at a price of $30 per share, which price shall be adjusted to give effect to stock splits, stock dividends, recapitalizations, capital distributions, and similar


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events, if the closing bid price of a share of Common Stock rises to $30 or more.

Right of First Refusal

      If the closing bid price of a share of the Company's Common Stock rises to $30 or more, which price shall be adjusted to give effect to stock splits, stock dividends, recapitalizations, capital distributions, and similar events, and either Mr. Takata or Mr. Masuda desires to sell any of the shares of Common stock of the Company held or controlled by them prior to Closing, then the shareholder proposing to sell some or all of his stock has agreed to notify the Company accordingly and has granted the Company the right of first refusal to purchase such shares at a price of $30 per share. The right of first refusal expires with respect to their respective shares upon transfer of beneficial ownership of the Common Stock by Mr. Takata or Mr. Masuda, as applicable.

DIRECTORS AND EXECUTIVE OFFICERS

      Effective upon the Closing under the Agreement, the Company's current directors will resign. The following individual will become the sole director of the Company:

Name                             Age                    Position to be Held
----                             ---                    -------------------
Gerold Tebbe                     48                     President, Secretary-
                                                        Treasurer and Director

      Gerold Tebbe will become President, Secretary-Treasurer and Director following the Closing under the Agreement. Mr. Tebbe was born in Langenenslingen, Kreis Biberach, BW, Germany. From 1990 to the present, Mr. Tebbe has been self-employed as an inventor, specializing in inventing and developing products combining his patented controlled release technology with a variety of textile delivery systems. From 1970 to 1990, Mr. Tebbe was president of Textil Atelier K. Tebbe, Baden-Wurtteburg, Germany, a privately-held textile concern specializing in textile design for woven and knitted materials, and the servicing of certain textile production equipment. Mr. Tebbe studied tailoring and passed the examinations of the Chamber of Industry and Commerce (IHK) in Reutlingen, Germany; subsequently, he qualified as master craftsman in textile design while employed in Albstadt-Tailfingen, Germany.

      The directors of the Company are elected to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The officers of the Company are elected by the Board of Directors and hold office until successors are duly elected and qualified. There are no audit, nominating or compensation committees of the Board of Directors, or


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committees performing similar functions.

      Since July 1, 1996, the board of directors met not less than four times.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

      None of the Company's officers or directors currently receives any salary from the Company. Directors do not receive compensation for their services as directors and are not reimbursed for expenses incurred in attending board meetings.

      The Company has entered into a Consulting Agreement with The Zeron Group, Inc., a New York corporation. Shigeru Masuda, the Company's Chairman of the Board of Directors, is also chairman of The Zeron Group Inc. Mr. Masuda provided consulting services on behalf of The Zeron Group Inc. to the Company. The annual fee for the consulting services is $15,000, which commenced upon the closing of the Company's initial public offering. The consulting arrangement will terminate effective as of the Closing under the Agreement. The Company does not anticipate entering into employment agreements with any of its officers or directors in the near future.

      Following the Closing under the Agreement, Mr. Tebbe will not receive a salary for his services to the Company as an officer or director of the Company. However, Mr. Tebbe will receive royalties of 1% of all net annual revenues recognized by the Company in connection with the commercial exploitation of the patent rights being conveyed to the Company by Mr. Tebbe and/or persons controlled by Mr. Tebbe pursuant to the Agreement. The compensation referred to above will not accrue and be payable unless the Company has recognized net income from that patent right during such year.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned herunto duly authorized.


                                            ZERON ACQUISITIONS II, INC.
                                            ---------------------------
                                            (Registrant)


                                            By: /s/ Gary Takata
                                            ---------------------------
                                                Gary Takata
                                                President and Director

Dated:  September 26, 1997